                                                                    EXHIBIT 99.1




                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES







                    CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                       AND

            MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS




                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION


When we make statements containing projections about our revenues, income, earnings and other financial items, our plans and objectives for the future, future economic performance, transactions for the sale of parts of our operations and financings related thereto, when we make statements containing any other projections or estimates about our assumptions relating to these types of statements, we are making "forward-looking statements." These statements usually relate to future events and anticipated revenues, earnings, business strategies, competitive position or other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations and the underlying assumptions reflected in our forward-looking statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are not guarantees of future performance or events. Such statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.

In addition to the matters described in this report and the exhibits attached hereto, the following are some of the factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements:

     o Changes in laws and regulations, including deregulation, re-regulation and restructuring of the electric utility industry, changes in or application of environmental and other laws and regulations to which we are subject, and changes in or application of laws or regulations applicable to other aspects of our business, such as hedging activities;

     o The outcome of pending lawsuits, governmental proceedings and investigations;

     o The effects of competition, including the extent and timing of the entry of additional competitors in our markets;

     o   Liquidity concerns in our markets;

     o   Our pursuit of potential business strategies;

     o The timing and extent of changes in commodity prices and interest rates;

     o The availability of adequate supplies of fuel, water, and associated transportation necessary to operate our portfolio of generation assets;

     o Weather variations and other natural phenomena, which can affect the demand for power from or our ability to produce power at our generating facilities;

     o Financial market conditions and our access to capital, including availability of funds in the capital markets for merchant generation companies;

     o The creditworthiness or bankruptcy or other financial distress of our counterparties;

     o   Actions by rating agencies with respect to us or our competitors;

     o   Acts of terrorism or war;

     o   The availability and price of insurance;

     o   Political, legal, regulatory and economic conditions and developments;

     o The successful operation of deregulating power markets; the reliability of the systems, procedures and other infrastructure necessary to operate our retail electric business, including the systems owned and operated by the independent system operator in ERCOT;

     o The resolution of the refusal by certain California market participants to pay our receivables balances and the resolution of the refund methodologies; and

     o The outcome of regulatory approval processes relating to the pending sale of our European energy operations (including the impact of these processes under the terms and conditions of the Share Purchase Agreement relating to the disposition of these operations) and the consequences of a significant delay in the consummation of, or the termination of, the Share Purchase Agreement relating to these operations.

Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


                                TABLE OF CONTENTS




Consolidated Interim Financial Statements of Reliant Energy Mid-Atlantic Power Holdings, LLC
    and Subsidiaries:

    Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2002
         and 2003 (unaudited).............................................................................     1

    Consolidated Balance Sheets as of December 31, 2002 and September 30, 2003 (unaudited)................     2

    Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2002 and 2003
         (unaudited) .....................................................................................     3

    Notes to Unaudited Consolidated Interim Financial Statements .........................................     4

    Management's Narrative Analysis of Results of Operations..............................................    12


                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)



                                                                       THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                         SEPTEMBER 30,                  SEPTEMBER 30,
                                                                     ------------------------      ------------------------
                                                                        2002          2003           2002           2003
                                                                     ---------      ---------      ---------      ---------
OPERATING REVENUES, including $20.3 million, $24.2
  million, $57.5 million, and $24.5 million from
  affiliate, respectively ......................................    $  179,143      $ 173,324      $ 478,834     $  471,873

OPERATING EXPENSES:
  Fuel and purchased power, including $26.3 million,
    $9.6 million, $40.1 million, and $14.3 million from
    affiliate, respectively......................................       81,819         60,482        174,442        158,379
  Operation and maintenance ....................................        23,171         26,412         71,441         84,950
  Facilities leases ............................................        14,757         14,757         44,542         44,271
  General and administrative ...................................         1,968          3,898         10,954         11,342
  General and administrative from affiliates ...................        19,601         11,810         58,672         65,881
  Depreciation and amortization ................................        13,987         35,183         51,329         64,196
                                                                     ---------      ---------      ---------      ---------
    Total operating expenses ...................................       155,303        152,542        411,380        429,019
                                                                     ---------      ---------      ---------      ---------

OPERATING INCOME ...............................................        23,840         20,782         67,454         42,854

OTHER INCOME ...................................................           995          1,026          1,541          2,903

INTEREST EXPENSE TO AFFILIATE ..................................       (20,227)       (14,926)       (66,093)       (45,864)

INTEREST (EXPENSE) INCOME, NET .................................          (354)          (968)         1,017           (734)
                                                                     ---------      ---------      ---------      ---------

INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF ACCOUNTING CHANGE .................................         4,254          5,914          3,919           (841)
                                                                     ---------      ---------      ---------      ---------

INCOME TAX EXPENSE (BENEFIT) ...................................         1,586          2,475          4,301           (211)
                                                                     ---------      ---------      ---------      ---------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE ....         2,668          3,439           (382)          (630)
   Cumulative effect of accounting change, net of tax ..........            --             --             --          2,305
                                                                     ---------      ---------      ---------      ---------
NET INCOME (LOSS) ..............................................     $   2,668      $   3,439      $    (382)     $   1,675
                                                                     =========      =========      =========      =========

        See Notes to Unaudited Consolidated Interim Financial Statements

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                                        DECEMBER 31,         SEPTEMBER 30,
                                                                                            2002                2003
                                                                                        ------------         -------------
                                   ASSETS
  CURRENT ASSETS:
     Cash and cash equivalents ................................................         $    42,052          $    27,564
     Restricted cash ..........................................................                  --               14,132
     Accounts receivable ......................................................               4,670                5,138
     Accounts receivable from affiliates ......................................              56,319               30,100
     Income tax receivable ....................................................                  --                  159
     Fuel stock and petroleum products ........................................              34,371               33,446
     Materials and supplies ...................................................              42,094               44,755
     Prepaid leases ...........................................................              59,030               59,230
     Non-trading derivative assets ............................................             315,454               44,105
     Other current assets .....................................................               4,367                4,775
                                                                                        -----------          -----------
          Total current assets ................................................             558,357              263,404
                                                                                        -----------          -----------
  Property, plant and equipment, gross ........................................             915,148              911,779
  Accumulated depreciation ....................................................             (92,813)            (113,446)
                                                                                        -----------          -----------
  PROPERTY, PLANT AND EQUIPMENT, NET...........................................             822,335              798,333
                                                                                        -----------          -----------
  OTHER ASSETS:
     Goodwill, net ............................................................               6,808                3,853
     Other intangibles, net of accumulated amortization of $35,342 and
        $51,710, respectively .................................................             184,953              155,887
     Non-trading derivative assets ............................................             164,762                8,496
     Restricted cash ..........................................................                  --               28,138
     Prepaid leases ...........................................................             200,053              232,538
     Other assets .............................................................              23,213               29,092
                                                                                        -----------          -----------
          Total other assets ..................................................             579,789              458,004
                                                                                        -----------          -----------
          TOTAL ASSETS ........................................................         $ 1,960,481          $ 1,519,741
                                                                                        ===========          ===========


                    LIABILITIES AND SHAREHOLDER'S EQUITY

  CURRENT LIABILITIES:
     Current portion of long term debt ........................................         $        --          $    14,069
     Accounts payable .........................................................              17,206               12,900
     Subordinated accounts payable to affiliates ..............................             107,920              134,278
     Subordinated interest payable to affiliates, net .........................             232,911              238,610
     Non-trading derivative liabilities .......................................             295,647               25,623
     Accrued payroll ..........................................................               4,787                3,770
     Deferred income taxes ....................................................               8,188                7,640
     Other current liabilities ................................................               9,957               13,366
                                                                                        -----------          -----------
          Total current liabilities ...........................................             676,616              450,256
                                                                                        -----------          -----------
  OTHER LIABILITIES:
     Accrued environmental liabilities ........................................              34,693               25,532
     Non-trading derivative liabilities .......................................             156,315               18,731
     Deferred income taxes ....................................................              39,476               23,015
     Other liabilities ........................................................              13,112               17,298
                                                                                        -----------          -----------
          Total other liabilities .............................................             243,596               84,576
  SUBORDINATED NOTES PAYABLE TO AFFILIATE .....................................             685,597              618,657
  LONG TERM DEBT ..............................................................                  --               28,138
                                                                                        -----------          -----------
          Total liabilities ...................................................           1,605,809            1,181,627
                                                                                        -----------          -----------
  COMMITMENTS AND CONTINGENCIES (NOTE 5)
  SHAREHOLDER'S EQUITY:
     Common stock (no par value, 1,000 shares authorized,
          issued and outstanding) .............................................                  --                   --
     Additional paid-in capital ...............................................             260,187              260,187
     Retained earnings ........................................................              73,207               74,882
     Accumulated other comprehensive income ...................................              21,278                3,045
                                                                                        -----------          -----------
          Total shareholder's equity ..........................................             354,672              338,114
                                                                                        -----------          -----------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ..........................         $ 1,960,481          $ 1,519,741
                                                                                        ===========          ===========

        See Notes to Unaudited Consolidated Interim Financial Statements

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)
                                   (UNAUDITED)

                                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                                         -------------------------------
                                                                             2002             2003
                                                                           ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income ................................................       $    (382)       $   1,675
  Adjustments to reconcile net (loss) income to net cash provided by operating activities:
    Cumulative effect of accounting change .........................              --           (2,305)
    Depreciation and amortization ..................................          51,329           64,196
    Deferred income taxes ..........................................         (24,301)          (5,787)
    Net non-trading derivative assets and liabilities ..............         (47,248)         (14,197)
    Changes in assets and liabilities:
      Restricted cash ..............................................              --          (42,270)
      Accounts receivable ..........................................            (837)            (468)
      Accounts receivable from affiliates ..........................        (111,065)          26,868
      Fuel stock and petroleum products and materials and supplies .          12,073           (1,736)
      Prepaid leases ...............................................         (93,309)         (32,685)
      Net non-trading derivative assets and liabilities ............         223,098            3,124
      Other assets .................................................             427          (14,660)
      Accounts payable .............................................          (6,539)          (4,306)
      Taxes payable/receivable .....................................          30,099             (808)
      Subordinated accounts payable to affiliates ..................          25,261           26,358
      Subordinated interest payable to affiliates, net .............          65,717            5,699
      Other liabilities ............................................          (1,992)             814
                                                                           ---------        ---------
       Net cash provided by operating activities ...................         122,331            9,512
                                                                           ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment .......................         (26,593)         (18,482)
  Proceeds from sale of permits and licenses to affiliate ..........              --           19,215
                                                                           ---------        ---------
      Net cash (used in) provided by investing activities ..........         (26,593)             733
                                                                           ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from subordinated notes payable to affiliate ............          13,000               --
  Payments on subordinated notes payable to affiliate ..............        (222,774)         (66,940)
  Proceeds from long term debt .....................................              --           42,207
                                                                           ---------        ---------
      Net cash used in financing activities ........................        (209,774)         (24,733)
                                                                           ---------        ---------
NET CHANGE IN CASH AND CASH EQUIVALENTS ............................        (114,036)         (14,488)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD ...................         167,717           42,052
                                                                           ---------        ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .........................       $  53,681        $  27,564
                                                                           =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash payments:
      Interest .....................................................       $     525        $  41,782
      Income taxes (net of income tax refunds received) ............          (1,566)           6,384

        See Notes to Unaudited Consolidated Interim Financial Statements

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

          NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


1.       BACKGROUND AND BASIS OF PRESENTATION

         These consolidated interim financial statements and notes (interim financial statements) include the accounts of Reliant Energy Mid-Atlantic Power Holdings, LLC and its subsidiaries (collectively, REMA). The interim financial statements are unaudited, omit certain financial statement disclosures that are required to be included in the annual financial statements and should be read in conjunction with the annual consolidated financial statements of REMA for the year ended December 31, 2002 furnished in Reliant Resources, Inc.'s (Reliant Resources) Current Report on Form 8-K on July 22, 2003 (Reliant Resources' Form 8-K).

         Reclassifications and Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         The interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. Amounts reported in the consolidated statements of operations are not necessarily indicative of amounts expected for a full year period due to the effects of, among other things, (a) seasonal fluctuation in demand for energy and energy services, (b) changes in energy commodity prices, (c) timing of maintenance and other expenditures, and (d) acquisitions and dispositions of assets. In addition, some amounts from the prior periods have been reclassified to conform to the 2003 presentation of financial statements. These reclassifications do not affect earnings.

2.       NEW ACCOUNTING PRONOUNCEMENTS

Recent Accounting Pronouncements.

         SFAS No. 149. In April 2003, the Financial Accounting Standards Board
(FASB) issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS No. 149). SFAS No. 149 clarifies when a contract with an initial net investment meets the characteristics of a derivative and when a derivative contains a financing component, as discussed in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133). SFAS No. 149 also amends certain existing pronouncements, which will result in more consistent reporting of contracts as either derivative or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and should be applied prospectively. The implementation of SFAS No. 149 did not have a material impact on REMA's consolidated financial statements.

         FIN No. 46. In January 2003, the FASB issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" (FIN No. 46). The objective of FIN No. 46 is to achieve more consistent application of consolidation policies to variable interest entities and to improve comparability between enterprises engaged in similar activities. FIN No. 46 states that an enterprise must consolidate a variable interest entity if the enterprise has a variable interest that will absorb a majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if they occur, or both. FIN No. 46 is effective immediately for variable interest entities created after January 31, 2003, and for variable interest entities in which an enterprise obtains an interest after that date. FIN No. 46 requires entities to either (a) record the effects prospectively with a cumulative effect adjustment as of the date on which FIN No. 46 is first applied or (b) restate previously issued financial statements for the years with a cumulative effect adjustment as of the beginning of the first year being restated.

         REMA adopted FIN No. 46 on January 1, 2003. FIN No. 46 did not have any impact on REMA's consolidated financial statements.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


         The application of FIN No. 46 is still evolving as the FASB continues to address issues submitted for consideration. On October 9, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, "Effective Date of FASB Interpretation No. 46," which allows enterprises to defer the application date for variable interests or potential variable interests entities created before February 1, 2003 to the end of the first interim or annual period ending after December 15, 2003. REMA will continue to assess its adoption of FIN No. 46 and the application of clarified or revised guidance.

         EITF No. 03-11. In July 2003, the EITF issued EITF Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments that are Subject to FASB Statement No. 133 and Not "Held for Trading Purposes" as Defined in EITF Issue No. 02-03" (EITF No. 03-11). The EITF reached a consensus that realized gains and losses on derivative contracts not "held for trading purposes" should be reported either on a net or gross basis based on the relevant facts and circumstances. In analyzing these facts and circumstances, EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," should be applied. Reclassification of prior year amounts is not required. EITF No. 03-11 became effective October 1, 2003. REMA is in the process of evaluating the impact of the application of EITF No. 03-11 on its consolidated statements of operations.

Other Accounting Pronouncements

         SFAS No. 143. In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). On January 1, 2003, REMA adopted the provisions of this statement. SFAS No. 143 requires the fair value of a liability for an asset retirement legal obligation to be recognized in the period in which it is incurred. When the liability is initially recorded, associated costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. SFAS No. 143 requires entities to record a cumulative effect of a change in accounting principle in the statement of operations in the period of adoption. Prior to the adoption of SFAS No. 143, REMA recorded asset retirement obligations at the time it was acquired by a subsidiary of Reliant Energy Power Generation, Inc. (REPG), a subsidiary of Reliant Resources. These obligations were recorded at their undiscounted estimated fair values on the date of acquisition. REMA's asset retirement obligations primarily relate to ash disposal site closures. The impact of the adoption of SFAS No. 143 resulted in a gain of $2.3 million, net of tax of $1.6 million, and was recorded as a cumulative effect of an accounting change in REMA's consolidated statement of operations for the nine months ended September 30, 2003.

         The impact of the adoption of SFAS No. 143 for REMA's operations resulted in a January 1, 2003 cumulative effect of an accounting change to record (a) a $1.0 million increase in the carrying values of property, plant and equipment, (b) a $0.2 million increase in accumulated depreciation of property, plant and equipment, (c) a $3.1 million decrease in asset retirement obligations and (d) a $1.6 million increase in deferred tax liabilities.

         The unaudited proforma adjustments to reflect the retroactive adoption of SFAS No.143 as if it had been adopted on January 1, 2002 are not presented as they are immaterial.

         The following table presents the detail of REMA's asset retirement obligations, which are included in accrued environmental liabilities in REMA's consolidated balance sheet (in millions):

        Balance at January 1, 2003......................... $ 3.9
        Accretion expense .................................   0.2
        Payment ...........................................  (1.6)
                                                            -----
        Balance at September 30, 2003 ..................... $ 2.5
                                                            =====


         FIN No 45. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," (FIN No. 45) which increases the disclosure requirements for a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires a guarantor to recognize, at the inception of a guarantee issued after December 31, 2002, a liability for the fair value of the obligation undertaken in issuing the

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that specified triggering events or conditions occur. REMA has no guarantees that qualify for measurement or disclosure under FIN No. 45.

3.       DERIVATIVE FINANCIAL INSTRUMENTS

         Effective January 1, 2001, REMA adopted SFAS No. 133, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. If certain conditions are met, an entity may designate a derivative instrument as hedging (a) the exposure to changes in the fair value of an asset or liability (fair value hedge) or (b) the exposure to variability in expected future cash flows (cash flow hedge). This statement requires that a derivative be recognized at fair value in the balance sheet whether or not it is designated as a hedge. For a derivative that is designated as a cash flow hedge, and depending on its effectiveness, changes in fair value are deferred as a component of accumulated other comprehensive income (loss), net of applicable taxes. For a derivative that is designated as a fair value hedge, changes in fair value of the hedge, as well as the hedged item, are recorded as unrealized gains or losses. For a derivative not designated as a hedge, the gain or loss is recognized in earnings in the period it occurs. Derivative contracts meeting the normal purchases and normal sales exception of SFAS No. 133 are not subject to the requirements of the statement. During the three and nine months ended September 30, 2002 and 2003, REMA did not enter into any fair value hedges and as of December 31, 2002 and September 30, 2003, REMA had no fair value hedges.

         Cash Flow Hedges. During the three and nine months ended September 30, 2002, the amount of hedge ineffectiveness recognized in the results of operations from derivatives that are designated and qualify as cash flow hedges was a loss of $1.5 million and a gain of $4.9 million, respectively. During the three and nine months ended September 30, 2003, the amount of hedge ineffectiveness recognized in the results of operations from derivatives that are designated and qualify as cash flow hedges was a gain of $4.9 million and a loss of $0.1 million, respectively. For the three and nine months ended September 30, 2002 and 2003, no component of the derivative instruments' gain or loss was excluded from the assessment of effectiveness. If it becomes probable that a forecasted transaction will not occur, REMA immediately recognizes in net income (loss) the deferred gains and losses recognized in accumulated other comprehensive income (loss). The associated hedging instrument is then marked to market through earnings for the remainder of the contract term. During the three and nine months ended September 30, 2002 and 2003, there were no deferred gains or losses recognized in earnings as a result of the discontinuance of cash flow hedges because it was probable that the forecasted transaction would not occur. Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income is reclassified and included in REMA's consolidated statements of operations under the captions (a) fuel expenses, in the case of natural gas transactions and (b) revenues, in the case of electric power transactions. As of September 30, 2003, REMA expects a gain of $3.2 million of accumulated other comprehensive income to be reclassified into net income (loss) during the period from October 1, 2003 to September 30, 2004.

         Beginning January 1, 2003, non-trading derivative assets and liabilities are presented on a net basis where a right of setoff exists as permitted by FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Conracts (an Interpretation of APB Opinion No. 10 and FASB Statement No.
105)." As of December 31, 2002, non-trading derivative assets and liabilities are presented on a gross basis. Had the September 30, 2003 non-trading derivative assets and liabilities been presented on a gross basis, the short-term derivative asset and liabilities would have been $130.0 million and $111.5 million, respectively and the long-term derivative assets and liabilities would have been $101.9 million and $112.1 million, respectively.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


4.       COMPREHENSIVE INCOME (LOSS)

         The following tables summarize the components of total comprehensive income (loss):

                                                                            THREE MONTHS               NINE MONTHS
                                                                          ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                                          -------------------      -------------------
                                                                           2002         2003        2002         2003
                                                                          ------       ------      ------       ------
                                                                                          (IN MILLIONS)
Net income (loss) ......................................................   $ 2.7       $ 3.4       $ (0.4)      $  1.7
Other comprehensive income (loss), net of tax:
    Deferred gain (loss) from cash flow hedges .........................     3.0        11.6        (16.2)       (17.2)
    Reclassification of net deferred loss (gain) from
      cash flow hedges realized in net income (loss) ...................     7.9         4.0         (7.6)        (1.0)
                                                                           -----       -----       ------       ------
Comprehensive income (loss) ............................................   $13.6       $19.0       $(24.2)      $(16.5)
                                                                           =====       =====       ======       ======


5.       COMMITMENTS AND CONTINGENCIES

(a)      Legal and Environmental Matters

Legal

         REMA is a party to various legal proceedings that arise from time to time in the ordinary course of business. While REMA cannot predict the outcome of these proceedings, REMA does not expect these matters to have a material adverse effect on REMA's financial position, results of operations or cash flows.

         Bankruptcy of Enron Corp. and Its Affiliates. During the fourth quarter of 2001, Enron Corp. filed a voluntary petition for bankruptcy. Accordingly, REMA recorded an $68.4 million provision, comprised of provisions against 100% of Enron Corp.'s and its affiliates' (Enron) receivables of $3.7 million and net non-trading derivative balances of $64.7 million. Reliant Energy Services, Inc
(RES) entered into contracts with Enron on behalf of REMA under RES' procurement and marketing agreement (see note 6(a)).

         In early 2002, RES commenced an action in the United States District Court for the Southern District of Texas (District Court) to recover from Enron Canada Corp. (Enron Canada), the only Enron party to RES' netting agreement which is not in bankruptcy, amounts owed to RES, including by and among the Enron parties. In March 2002, the District Court dismissed RES' claim and RES appealed the decision to the United States Court of Appeals for the Fifth Circuit (the Fifth Circuit). In January 2003, Enron filed an adversary action in the Bankruptcy Court for the Southern District of New York (Bankruptcy Court) claiming that it is owed $13 million from RES and disputing the enforceability of our netting agreement. RES' answer to the Enron complaint was filed in April 2003, asserting that RES' netting agreement with the Enron entities is enforceable as assumed by the District Court in the Enron case.

         In October 2003, the Fifth Circuit reversed the District Court's dismissal of RES' action against Enron Canada, and remanded the case back to the District Court for further proceedings. In other proceedings initiated by Enron in the Bankruptcy Court, Enron is alleging that netting agreements, such as the one it signed with RES, are unenforceable. This contention was not at issue in RES' appeal recently decided by the Fifth Circuit.

         The non-trading derivatives with Enron were designated as cash flow hedges (see note 3). The unrealized net gain on these derivative instruments previously reported in other comprehensive income (loss) will remain in accumulated other comprehensive income and will be reclassified into earnings during the period in which the originally designated hedged transactions occur. During the three months ended September 30, 2002 and 2003, a $1.5 million gain and a $2.9 million gain, respectively, was reclassified into earnings related to these cash flow hedges. During the nine months ended September 30, 2002 and 2003, a $29.2 million gain and a $5.9 million loss, respectively, was reclassified into earnings related to these cash flow hedges.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


Environmental

         REMA Ash Disposal Site Closures and Site Contaminations. REMA is responsible for environmental costs related to (a) the closure of six ash disposal sites and (b) site contamination investigations and remediation requirements of four of its generation facilities. Based on REMA's evaluations with assistance from third-party consultants and engineers, REMA has recorded the estimated aggregate costs associated with these environmental liabilities, which as of September 30, 2003 amounted to $26 million. Of this amount, REMA expects to spend $12 million over the next five years.

         New Source Review Matters. The Environmental Protection Agency (EPA) has requested information from six of REMA's coal-fired facilities, related to work activities conducted at the sites that may be associated with various permitting requirements of the Clean Air Act. REMA has responded to the EPA's requests for information. In addition to the EPA's requests for information, the New Jersey Department of Environmental Protection (NJDEP) recently requested from the EPA a copy of all correspondence relating to the EPA's request for information for one of the six stations, which request the EPA has granted. REMA has recently signed a confidentiality agreement with NJDEP relative to the information they will receive from the EPA.

(b)   Reliant Resources' Debt Covenants

         Both Reliant Resources' March 2003 credit facility and its senior secured notes restrict REMA's ability to take specific actions, subject to numerous exceptions that are designed to allow for the execution of Reliant Resources' and its subsidiaries' business plans in the ordinary course, including the preservation and optimization of existing investments in the retail energy and wholesale energy businesses and the ability to provide credit support for commercial obligations. REMA's failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in Reliant Resources being required to repay its borrowings before their due date.

(c)  Regulatory

         On March 26, 2003, the Federal Energy Regulatory Commission (FERC) instituted proceedings directing RES and BP Energy Company (BP) to show cause why their market-based rate authority should not be revoked. RES provides services to REMA pursuant to a procurement and marketing agreement. See note 6(a) for further discussion of the procurement and marketing agreement. These proceedings arose in connection with certain actions taken by one of RES' employees and one of BP's employees relating to sales of electricity at the Palo Verde hub in Nevada. This was not related to sales of electricity generated by REMA.

         In October 2003, the FERC issued an order approving an agreement with certain subsidiaries of Reliant Resources to settle inquiries, investigations, and proceedings instituted by the FERC in connection with the FERC's ongoing review of western energy markets. The settlement, resolved, among other matters, the show cause proceeding instituted in March 2003 regarding certain trades that had been conducted with BP Energy. Under the terms of the settlement, RES will retain the ability to make sales of power at market-based rates.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


6.       RELATED PARTY TRANSACTIONS

(a)      Procurement and Marketing Agreement

         REMA is a party to a procurement and marketing agreement with RES, under which RES is entitled to procurement and power marketing fees. See note 9(a) to REMA's annual consolidated financial statements for the year ended December 31, 2002 included in Reliant Resources' Form 8-K for additional information related to REMA's procurement and marketing agreement. Amounts charged to REMA by RES for these services were $1.2 million for the three months ended September 30, 2002 and 2003. Amounts charged to REMA by RES for these services were $3.4 million and $3.5 million for the nine months ended September 30, 2002 and 2003, respectively. These amounts are classified in general and administrative expense from affiliates in the consolidated statements of operations.

         Fees charged under the procurement and marketing agreement are subordinated to certain payments pursuant to the sale-leaseback documents, including lease payments.

 (b)      Support Services Agreement

         REMA is a party to a support services agreement with REPG under which REPG will, on an as-requested basis and at cost, provide or procure from other affiliates or third parties services in support of REMA's business in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. REPG has agreed to provide these services only to the extent it or its affiliates provide these services for its or its subsidiaries' generating assets. REPG charges and allocates to REMA for these services. Amounts charged and allocated to REMA for these services were $18.4 million and $10.6 million during the three months ended September 30, 2002 and 2003, respectively. Amounts charged and allocated to REMA for these services were $55.3 million and $62.4 million during the nine months ended September 30, 2002 and 2003, respectively. On January 1, 2003, REPG refined the methodology it used to allocate costs to REMA. The current method being used by REPG to allocate support service costs to REMA is based on REMA's direct labor costs relative to the direct labor costs of the other entities to which REPG provides similar services versus the prior method that was based on REMA's gross margin relative to the gross margin of the other entities to which REPG provides similar services. As a result of the change in allocation methodology, REMA has been allocated a higher percentage of costs than would have been allocated under the previous methodology. All of the allocations in the consolidated financial statements have been and continue to be based on assumptions that management believes are reasonable under the circumstances. However, these allocations may not necessarily be indicative of the costs and expenses that would have resulted if REMA had operated as a separate entity. These amounts are classified in general and administrative expense from affiliates in the consolidated statements of operations.

         Costs charged under the support services agreement are subordinated to certain payments pursuant to the sale-leaseback documents, including lease payments.

(c)      Long-term Notes to Affiliated Entity

          REMA has notes payable to Reliant Energy Northeast Holdings Inc.
(RENH), a wholly-owned subsidiary of REPG. The notes are due January 1, 2029 and accrue interest at a fixed rate of 9.4% per annum. As of December 31, 2002 and September 30, 2003, REMA had $683.6 million and $618.7 million, respectively, outstanding under the notes. Payments under this indebtedness are subordinated to REMA's lease obligations.

         In July 2001, REMA borrowed an additional $106.0 million from RENH. The borrowing matures on July 1, 2029, bears interest at a fixed rate of 9.4% and is unsecured. Repayment of the borrowing is subordinated to REMA's lease obligations as required by the lease documents. At December 31, 2002, $2.0 million of borrowings were outstanding under this note. The note was paid in full by REMA in March 2003.

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


(d)      Working Capital Note

         REMA has a revolving note payable to RENH under which REMA may borrow, and RENH is committed to lend, up to $30 million for working capital needs. Borrowings under the note will be unsecured and will rank equal in priority with REMA's lease obligations. REMA may replace this note with a working capital facility from an unaffiliated lender. Borrowings under the working capital note bear interest based on the London Inter-Bank Offered Rate (LIBOR). This note expires in May 2004. At December 31, 2002 and September 30, 2003, there were no borrowings outstanding under this note.

(e)      Subordinated Working Capital Facility

         REMA entered into an irrevocably committed subordinated working capital facility with RENH. RENH will fund REMA's drawings under this facility through borrowings or equity contributions irrevocably committed to RENH by Reliant Resources. REMA may borrow under this facility to pay operating expenditures, senior indebtedness and rent, but excluding capital expenditures and subordinated indebtedness. In addition, RENH must make advances to REMA and REMA must obtain such advance under such facility up to the maximum available commitment under such facility from time to time if REMA's pro forma coverage ratio does not equal or exceed 1.1 to 1.0, measured at the time rent under the leases is due. Subject to the maximum available commitment, drawings will be made in amounts necessary to permit REMA to achieve a pro forma coverage ratio of at least 1.1 to 1.0. The amount available under the subordinated working capital facility is $120 million through January 1, 2007. Thereafter, the available amount decreases by $24 million on January 2, 2007 and by $24 million each subsequent year through its expiration in 2011. At December 31, 2002 and September 30, 2003, there were no borrowings outstanding under this facility.

(f)      Sale of Intangible Assets

         In June 2003, REMA sold certain permits and water rights to an affiliate for $19.2 million in cash. There was no gain or loss on the sale.

7.       LONG TERM DEBT

         REMA is obligated to provide credit support for its lease obligations, in the form of letters of credit or cash resulting from draws on the letters of credit, equal to an amount representing the greater of (a) the next six months' scheduled rental payments under the related lease or (b) 50% of the scheduled rental payments due in the next 12 months under the related lease. REMA's lease obligations are currently supported by the cash proceeds resulting from the draw in August 2003 on three separate letters of credit supporting each of its lease obligations. The cash proceeds resulting from the draw are presented as restricted cash in REMA's consolidated balance sheet. The draw on the letters of credit did not constitute a default under any of REMA's obligations and constituted the making of term loans to REMA by the banks that had issued the letters of credit pursuant to provisions that had been contemplated in the original letter of credit facilities at their inception. REMA's subsidiaries guarantee REMA's obligations under the leases and the term loans. The term loans are non-recourse to Reliant Resources. The principal amount of the term loans is $42 million and is payable in six equal semi-annual installments beginning on January 2, 2004, the next lease payment date. Interest on the term loans is payable at the rate of LIBOR plus 3%.

8.       GOODWILL

         SFAS No. 142 requires goodwill to be tested annually and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. REMA has elected to perform its annual impairment test as of November 1.

         July 2003 Goodwill Impairment Test. On July 9, 2003, Reliant Resources entered into a definitive agreement to sell a power generation plant, Desert Basin. The sale closed on October 15, 2003. The plant was not owned by REMA. As a result of the sale, in accordance with SFAS No. 142, Reliant Resources was required to allocate a portion of the goodwill in the wholesale energy reporting unit to the Desert Basin plant operations on a relative fair

                 RELIANT ENERGY MID-ATLANTIC POWER HOLDINGS, LLC
                                AND SUBSIDIARIES

   NOTES TO UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS - (CONTINUED)
                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2003


value basis as of July 2003 in order to compute the gain or loss on disposal. SFAS No. 142 also required Reliant Resources to test the recoverability of goodwill in the remaining wholesale energy reporting unit as of July 2003. As a result of Reliant Resources' impairment analysis, REMA concluded that it was more likely than not that its goodwill was impaired, which required REMA to test the recoverability of its goodwill. Based on this test, there was no impairment of goodwill at REMA as of July 2003.

         REMA plans to perform its annual goodwill impairment test effective November 1, 2003. If actual results of operations are worse than projected or REMA's wholesale energy market outlook changes, REMA could have impairments of goodwill and impairments of its property, plant and equipment in future periods, which, in turn, could have a material adverse effect on REMA's results of operations. Additionally, REMA's ongoing evaluation of its wholesale energy business could lead to decisions to mothball, retire or dispose of assets. Any of these events could result in impairment charges related to goodwill and property, plant and equipment.

         In connection with Reliant Resources' acquisition of REMA in 2000, REMA recorded certain environmental liabilities associated primarily with ash disposal site closures and site contaminations (see note 5(a)). Upon further review, management determined that $3.0 million of the recorded environmental liabilities do not represent liabilities. As a result, goodwill has been reduced by $3.0 million during the three months ended September 30, 2003 to reflect the reversal of these liabilities.

9.  CONSOLIDATION OF PENNSYLVANIA REGIONAL OPERATIONS OFFICE

         On January 28, 2003, Reliant Resources announced a plan to consolidate its Pennsylvania regional operations office into the Pittsburgh area. As part of the consolidation, REMA plans to close its existing office in Johnstown, Pennsylvania and relocate certain operations, administration and staff support functions to the Pittsburgh area by the end of 2003. In addition, REMA eliminated certain employee positions and offered severance benefits to qualifying employees. To qualify for severance benefits, employees must remain employed through pre-determined retention dates, which extend through April 2004.

         Total severance benefits are estimated at $4.8 million and are being accrued over the retention period. During the three and nine months ended September 30, 2003, REMA recorded severance expense totaling $1.9 million and $4.5 million, respectively. During the nine months ended September 30, 2003, REMA made severance payments totaling $1.1 million. As of September 30, 2003, REMA's accrued liability for severance benefits totaled $3.4 million. Severance expense is classified in operation and maintenance expense in REMA's consolidated statement of operations.

         As a result of the anticipated closure of the office in Johnstown, REMA recorded a $6.5 million write-down of the Johnstown office building to its fair value less cost to sell during the nine months ended September 30, 2003. The write-down was recorded to depreciation expense.


                                       ***

            MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS


          REMA owns or leases interests in 20 electric generation facilities in Pennsylvania, New Jersey and Maryland with an annual average net generating capacity of approximately 3,798 megawatts (MW). This excludes MWs associated with the retirement of units at Sayreville and Seward. REMA is an indirect, wholly-owned subsidiary of REPG and Reliant Resources.

GENERATING FACILITIES

        REMA owns a 100% ownership interest in each of its electric generating stations except for the Conemaugh, Keystone and Shawville stations, which REMA leases from owner-lessors. The table below lists and describes briefly REMA's electric power generating facilities:

            GENERATION                                     CAPACITY          DISPATCH                 FUEL
           FACILITIES (1)                 LOCATION         (MW) (2)           TYPE (3)                TYPE
---------------------------------       ------------       --------       ----------------       -------------
Blossburg...................            Pennsylvania             23             Peak                  Gas
Conemaugh (5)...............            Pennsylvania            282           Base/Peak             Coal/Oil
Deep Creek..................              Maryland               19             Base                 Hydro
Gilbert.....................             New Jersey             615          Inter/Peak               Dual
Glen Gardner................             New Jersey             184             Peak                  Dual
Hamilton....................            Pennsylvania             23             Peak                  Oil
Hunterstown.................            Pennsylvania             71             Peak                  Dual
Keystone (5)................            Pennsylvania            284           Base/Peak             Coal/Oil
Mountain....................            Pennsylvania             47             Peak                  Dual
Orrtanna....................            Pennsylvania             23             Peak                  Oil
Piney.......................            Pennsylvania             28             Base                 Hydro
Portland....................            Pennsylvania            584        Base/Inter/Peak        Coal/Gas/Oil
Sayreville (4)..............             New Jersey             264             Peak                  Dual
Shawnee.....................            Pennsylvania             23             Peak                  Oil
Shawville (5)...............            Pennsylvania            614           Base/Peak             Coal/Oil
Titus.......................            Pennsylvania            281          Inter/Peak            Coal/Dual
Tolna Station...............            Pennsylvania             47             Peak                  Oil
Warren......................            Pennsylvania             68             Peak                  Dual
Wayne.......................            Pennsylvania             66             Peak                  Oil
Werner......................             New Jersey             252             Peak                  Oil
                                                           --------
         Total..............                                  3,798
                                                           ========

----------
(1) Unless otherwise indicated, REMA owns a 100% interest in each facility listed. All of these facilities are operational.
(2) Average summer and winter net generating capacity as of September 30, 2003.
(3) REMA uses the designations "Base," "Inter" and "Peak" to indicate whether the facilities described are base-load, intermediate or peaking facilities, respectively.
(4)   Excludes 232 MW of retired capacity at the Sayreville facility.
(5) REMA leases a 16.45% interest in the Conemaugh Station, a 16.67% interest in the Keystone Station and a 100% interest in the Shawville Station under facility interest lease agreements with terms of 33.75 years, 33.75 years and 26.25 years, respectively.

                       CONSOLIDATED RESULTS OF OPERATIONS


                                                                            THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                              SEPTEMBER 30,                 SEPTEMBER 30,
                                                                        ------------------------      ------------------------
                                                                          2002           2003           2002           2003
                                                                        ---------      ---------      ---------      ---------
                                                                            (THOUSANDS OF DOLLARS, EXCEPT OPERATIONS DATA)
Revenues ..........................................................     $ 179,143      $ 173,324      $ 478,834      $ 471,873
Fuel and purchased power ..........................................        81,819         60,482        174,442        158,379
                                                                        ---------      ---------      ---------      ---------
Gross margin ......................................................        97,324        112,842        304,392        313,494
Operation and maintenance .........................................        23,171         26,412         71,441         84,950
Facilities leases .................................................        14,757         14,757         44,542         44,271
General and administrative ........................................         1,968          3,898         10,954         11,342
General and administrative from affiliates ........................        19,601         11,810         58,672         65,881
Depreciation and amortization .....................................        13,987         35,183         51,329         64,196
                                                                        ---------      ---------      ---------      ---------
Operating income ..................................................        23,840         20,782         67,454         42,854
Other income ......................................................           995          1,026          1,541          2,903
Interest expense to affiliate .....................................       (20,227)       (14,926)       (66,093)       (45,864)
Interest (expense) income, net ....................................          (354)          (968)         1,017           (734)
Income tax expense (benefit) ......................................         1,586          2,475          4,301           (211)
                                                                        ---------      ---------      ---------      ---------
Net income (loss) before cumulative effect of accounting change ...         2,668          3,439           (382)          (630)
                                                                        ---------      ---------      ---------      ---------
Cumulative effect of accounting change, net of tax ................            --             --             --          2,305
                                                                        ---------      ---------      ---------      ---------
Net income (loss) .................................................     $   2,668      $   3,439      $    (382)     $   1,675
                                                                        =========      =========      =========      =========

Operations Data:
     Physical power generation sales volumes (in thousand megawatt
       hours) .....................................................         3,404          3,250          8,717          9,091


Three Months Ended September 30, 2002 Compared to Three Months Ended September 30, 2003.

         Net Income. REMA's net income increased $0.8 million during the three months ended September 30, 2003 compared to the same period in 2002. The increase in net income is primarily due to:

         o  a $21.3 million decrease in fuel and purchased power;

         o a $7.8 million decrease in general and administrative expense from affiliates; and

         o  a $5.3 million decrease in interest expense to affiliate.

The increase in net income was partially offset by:

         o  a $21.2 million increase in depreciation and amortization;

         o  a $5.8 million decrease in revenues; and

         o  a $3.2 million increase in operations and maintenance expense.

         Revenues. Revenues decreased $5.8 million during the three months ended September 30, 2003 compared to the same period in 2002. The decrease is primarily due to a $7.0 million decrease in sales of ancillary services and an $8.6 million decrease in capacity revenues. The decrease was partially offset by an increase in revenues of $6.4 million related to hedge ineffectiveness and a $3.5 million increase in energy revenues. The increase in energy revenues was due to increased power prices partially offset by decreased generation volumes.

         Fuel and purchased power. Fuel and purchased power decreased $21.3 million during the three months ended September 30, 2003 compared to the same period in 2002 primarily due to decreased generation and an $8.3 million deficiency payment for oversold capacity made in the third quarter of 2002.

         Operation and maintenance. Operation and maintenance expense increased $3.2 million during the three months ended September 30, 2003 compared to the same period in 2002 primarily as a result of a $2.1 million increase in severance benefits and relocation costs associated with the closure of the Johnstown office (see note 9) and a $2.8 million increase in operation costs. These increases were partially offset by a $2.8 million decrease in maintenance and projects at Sayreville, Conemaugh, Portland, and Shawville stations.

         General and administrative expense from affiliates. General and administrative expense from affiliates decreased $7.8 million during the three months ended September 30, 2003 compared to the same period in 2002. The decrease is due to a $6.8 million change in estimate in the third quarter of 2003 relating to amounts previously billed pursuant to REMA's support services agreement with REPG. Costs and fees charged under the support services agreement and the procurement and marketing agreement (see notes 6(a) and 6(b) to REMA's interim financial statements) are subordinated to certain payments pursuant to the sale-leaseback documents, including lease payments.

         Depreciation and amortization. Depreciation and amortization expense increased $21.2 million during the three months ended September 30, 2003 compared to the same period in 2002 primarily as a result of a $12.4 million increase in amortization of emission allowances due to higher average prices of allowances used and a $9.6 million increase in depreciation associated with the early retirement of certain units at the Sayreville facility.

         Interest expense to affiliate. Interest expense to affiliate decreased $5.3 million during the three months ended September 30, 2003 compared to the same period in 2002. The decrease was due to a decrease in the average amount of debt outstanding for the three months ended September 30, 2003 compared to the same period in 2002.

         Income taxes. The reconciling items from the federal statutory tax rate of 35% to the effective tax rate totaled $0.1 million and $0.4 million during the three months ended September 30, 2002 and 2003, respectively. In 2002, these items related primarily to state income taxes partially offset by revisions of estimates accrued in prior periods. In 2003, these items related primarily to state income taxes.

Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2003.

         Net Income. REMA's net income increased $2.1 million during the nine months ended September 30, 2003 compared to the same period in 2002. The increase in net income is primarily due to:

         o  a $20.2 million decrease in interest expense to affiliate and

         o  a $16.1 million decrease in fuel and purchased power

         The increase in net income was partially offset by:

         o  a $6.9 million decrease in revenues;

         o  a $13.5 million increase in operation and maintenance expense;

         o  a $12.9 million increase in depreciation and amortization; and

         o a $7.2 million increase in general and administrative expense from affiliates.

         Revenues. Revenues decreased $6.9 million during the nine months ended September 30, 2003 compared to the same period in 2002. The decrease is primarily due to reduced capacity revenues of $53.2 million primarily as a result of the expiration of the GPU capacity contract in May 2002. This decrease was partially offset by increased generation during the nine months ended September 30, 2003 as a result of colder than normal winter temperatures in the first quarter of 2003 coupled with increased power prices.

         Fuel and purchased power. Fuel and purchased power decreased $16.1 million during the nine months ended September 30, 2003 compared to the same period in 2002. The decrease was due primarily to an $8.3 million deficiency payment for oversold capacity made in the third quarter of 2002 and $7.6 million of gas transportation charges in 2002 not incurred in 2003.

         Operation and maintenance. Operation and maintenance expense increased $13.5 million during the nine months ended September 30, 2003 compared to the same period in 2002 primarily as a result of a $5.4 million increase in severance benefits and relocation costs associated with the closure of the Johnstown office and a $7.5 increase in operation costs.

         General and administrative expense from affiliates. General and administrative expense from affiliates increased $7.2 million during the nine months ended September 30, 2003 compared to the same period in 2002. The increase resulted from the refinements to the methodology used to allocate costs to REMA under its support services agreement with REPG (see note 6(b) to REMA's interim financial statements).

Depreciation and amortization. Depreciation and amortization expense increased $12.9 million during the nine months ended September 30, 2003 compared to the same period in 2002 primarily as a result of:

         o a $12.4 million increase in amortization of emission allowances due to higher average price of allowances used;

         o a $9.6 million increase in depreciation expense associated with the early retirement of certain units at the Sayreville facility; and

         o a $6.5 million increase in depreciation as a result of the write-down of an office building to its fair market value less costs to sell.

These increases were partially offset by a $15.4 million charge to depreciation expense in 2002 for the early retirement of certain units at the Warren plant.

         Interest expense to affiliate. Interest expense to affiliate decreased $20.2 million during the nine months ended September 30, 2003 compared to the same period in 2002. The decrease was due to a decrease in the average amount of debt outstanding for the nine months ended September 30, 2003 compared to the same period in 2002.

         Income taxes. The reconciling items from the federal statutory tax rate of 35% to the effective tax rate totaled $2.9 million and $0.1 million during the nine months ended September 30, 2002 and 2003, respectively. In 2002, these items related primarily to revisions of estimates accrued in prior periods. In 2003, these items related primarily to revisions of estimates accrued in prior periods partially offset by state income taxes.

         Cumulative effect of accounting change. The cumulative effect of accounting change for the nine months ended September 30, 2003 is due to the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). See note 2 to REMA's interim financial statements for additional information regarding REMA's adoption of SFAS No. 143.


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